SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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       240.14a-12

                     NOVAMETRIX MEDICAL SYSTEMS INC.

 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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
                                                             November 18, 1996


Dear Fellow Stockholder,

Your proxy vote will most likely have a direct impact on the value of your investment in our Company. We recognize that you have been inundated with information and phone calls over the last few months, and appreciate your patience during this time period. We believe that YOU can help us to CREATE REAL STOCKHOLDER VALUE.

Throughout this information exchange, we have tried to be forthright and provide the factual basis for our decision to support the merger with Andros. In contrast, we believe that the statements made by the 13D group have often been inaccurate or misleading, and feel compelled once again to respond to the additional misleading statements contained in their new proxy letter. We are very pleased to have INSTITUTIONAL SHAREHOLDER SERVICES, a highly respected independent source, agree with our position that the proposed merger is in the best interests of stockholders, as are the rest of our stockholder proposals.

By most accounts, your management team has led a remarkable recovery over the last 5 or 6 years . . . . we would ask that you put your TRUST in the
Novametrix management team who UNANIMOUSLY ENDORSE THE ACQUISITION OF ANDROS, and STRONGLY BELIEVE that this is, by far, the best available alternative for improving stockholder value.

The Company has recently provided an eight page factual "Summary of Novametrix Proxy" (dated November 1, 1996) that we believe makes a strong case for stockholder approval. As substantial stockholders, we obviously want to drive stockholder value, and we believe that DOUBLING earnings PER SHARE from last year to fiscal 1998 is a significant step forward, and NOT dilutive to our existing stockholders.

Many stockholders have expressed a concern about the large amount of debt, approximately $48 million at closing. This management team has a successful track record of reducing debt, even without the benefit of a business that generates the levels of cash flow that the combined company will generate from current revenues. Our combined debt to cash flow ratio of 3 to 1 is a very attractive lending parameter and should improve rapidly with the amount of cash provided by the combined company. Would commercial banks finance the debt if they believed the loan was at risk?

We believe that if the merger is approved, THE PRICE OF OUR STOCK WILL INCREASE as a result of higher earnings per share, and that a vote against the merger will negatively impact the stock price, at least in the short-run. Our daily focus is to create earnings that will be reflected in a higher stock price that will continue to grow. This management team has put together successive years of improvement in your company and believes that the proposed merger will add REAL value to your investment. We believe that you will agree with us after a careful review of the enclosed information along with our previous literature.

We would ask, even if you have already voted the "green" proxy card, that you reconsider the facts and vote FOR what is best for the value of your investment. WE BELIEVE THAT YOU SHOULD JOIN WITH YOUR MANAGEMENT TEAM IN VOTING FOR THE MERGER ON THE ENCLOSED "WHITE" PROXY CARD.

We would also ask that you join us in voting FOR the director nominees of the Company, who we believe have exceptional backgrounds that will contribute to enhancing the shareholder value for ALL stockholders, including the undersigned.

/s/ William J. Lacourciere    William J. Lacourciere - President & CEO

/s/ Joseph A. Vincent         Joseph A. Vincent, CMA - Vice President Finance &
                                     CFO

/s/ Leslie E. Mace            Leslie E. Mace - Vice President Engineering

/s/ Philip F. Nuzzo           Philip F. Nuzzo - Vice President Medical
                                     Development

/s/ Jeffery A. Baird          Jeffery A. Baird - Controller

/s/ Dominic Corsale           Dominic Corsale - Director of OEM Sales
                                     and Marketing

/s/ Carl J. DiMario           Carl J. DiMario - Director of Service

/s/ Russell J. Hayden         Russell J. Hayden - Director of Sales
                                     Administration

/s/ Joel D. Maynard           Joel D. Maynard - Director of Operations

/s/ Anthony Pierry            Anthony Pierry - Director of Product Development

/s/ Robert H. Schiffman       Robert H. Schiffman - Director of Quality
                                     Assurance

/s/ Patrick J. Shannon        Patrick J. Shannon - Director of International
                                     Sales and Marketing


Please SIGN, DATE AND RETURN the enclosed WHITE proxy card immediately, since the Annual Meeting is on Monday, November 25th. Thank you.

       RESPONSE TO THE 13D GROUP'S LETTER IN OPPOSITION TO THE MERGER:


You may have just received the dissident 13D Group's "New" solicitation requesting your vote against the proposals brought to you by your Board of Directors, and in particular against the Andros merger. In addition, at meetings held in Maine on November 12th and 13th, Bill Lacourciere and Joe Vincent met with about 45 individual stockholders, representing in total approximately 13% of the Company's equity, to discuss the merger and the Company's other proposals. At one meeting, approximately 12 members of the 13D Group were present. After presentations by management and a representative of Tucker Anthony Incorporated, and at some of the meetings by Richard Paterson (the Chairman of Andros and a Managing Director of Genstar), several stockholders asked about the issues which the 13D Group had raised with regard to the merger.

Below is a point-by-point response which follows the organization and headings in the 13D Group's cover letter. So that we are not too repetitive, please see our previous mailings for additional information.


1. WHAT IS ACTUALLY HAPPENING HERE?

Novametrix is purchasing Andros with the issuance of equity and the assumption of debt. If not for the debt, Novametrix would not make this acquisition, as it would be too dilutive to our existing stockholders.

2. WHAT IS GENSTAR?

Genstar is an equity fund with a successful track record of providing excellent returns to their investors, with a goal of a 30% return per year. Genstar has a history of growing value in a company over a 4 to 7 year time-period before moving on to new investments. They will receive "unregistered" stock (no cash) in this transaction. Genstar's primary goal will be "stock price appreciation."

3. THE 13D GROUP BELIEVES THAT THE CURRENT INTEREST OF NOVAMETRIX SHAREHOLDERS WILL BE SEVERELY DILUTED.

Our stockholders will retain 62% of the combined company, compared to 38% for Genstar. Andros is nearly twice the size of Novametrix and should provide approximately 2/3 of the operating income and 3/4 of the cash flow of the combined company. Earnings per share, after the issuance of the additional shares to Andros stockholders, should increase, making the merger non-dilutive to our existing shareholders.

4. THE 13D GROUP BELIEVES THE PURCHASE PRICE IS BASED ON GUESSES, ESTIMATES AND PROJECTIONS OF FUTURE VALUE, THAT WE WOULD BE GETTING A COMPANY WITH A NEGATIVE NET WORTH, WITH $59 MILLION IN TOTAL LIABILITIES, WHICH HAD A $20 MILLION OPERATING LOSS AND WHOSE REVENUES HAVE BEEN DECLINING SINCE 1994, AND THAT THE PURCHASE PRICE IS UNREASONABLE.

  -The purchase price is not based upon guesses of future values. The base projections used in determining an appropriate purchase price were based primarily on the current run rates of the combined companies, compiled through weeks of due diligence by management. They do not reflect the upside estimates of management or the potential synergies derived from combining two similar companies. Even without these future upsides, the merger provides substantial accretion from every perspective.

  -They focus on the negative net worth at July 31, 1996, which reflects a $22.7 million accounting book adjustment made by Genstar at the time of their acquisition of Andros. This "paper loss" has no relationship to actual operating performance. Novametrix will be getting a company in excellent financial shape as the result of the operational and book adjustments made by Genstar.

  -They focus on total liabilities of $59 million. While Andros had $44 million of debt at July 31, 1996 as discussed elsewhere, it should be noted that they also had net tangible assets of $15.5 million. (The $59 million includes ordinary current liabilities paid for from operations and ignores the company's $23.6 million of current assets.) As with most commercial loans, their assets are pledged as collateral to their banks.

  -They point to an OPERATING LOSS of $20 million which was not an operating loss at all, but rather a "paper loss", resulting from Genstar's one-time accounting adjustment of $22.7 million. This book adjustment positions the company for better performance on a going forward basis. A truer picture can be obtained by looking at Cash Flows on page F-19 of the Company's proxy statement, showing cash provided by operations of $3,847,100 in the first four months ($11.5 million annualized) even before the positive operational changes made by Genstar.

  -They point out that sales decreased by 25% in 1995. Sales levels in 1995 maintained an overall positive trend. 1994 sales increased dramatically due largely to an extraordinary $14 million order from Germany. Sales returned to a more normal level in 1995 with sales of $42.8 million compared to $39.7 million in 1993 and $35.0 million in 1992. In addition, sales grew to $43.2 million in 1996 despite the transition associated with the Genstar acquisition. Andros has several new contracts and is finalizing the development of a new state-of-the-art product which will serve the medical and automotive markets.

  -They suggest that the Purchase Price is unreasonable.....
                            Stock     $25 million
                            Debt       42 million
                                      -----------
                                      $67 million = 1.5 times 1996 sales



    The purchase price fits within the range of purchase price to sales ratios observed in a review of similar transactions over the last 4 years, which generally fell between 0.5 and 2.8 times sales with the average of 1.8 times sales.

5. THE 13D GROUP BELIEVES THE "FAIRNESS OPINION" OF TUCKER ANTHONY CANNOT BE RELIED UPON.

Tucker Anthony is a well respected investment banking firm that would not put their reputation at risk for a fee. They performed a significant amount of due diligence at both Novametix and Andros in the preparation of their fairness opinion and concluded that the merger was "fair to existing stockholders".

6. THE 13D GROUP BELIEVES THE COMPANY MAY HAVE SERIOUS FINANCIAL PROBLEMS IN SERVICING THE ANDROS BANK DEBT OF $48 MILLION.

We believe the combined company WILL GENERATE ANNUALLY $17 MILLION IN CASH FLOW (EBITDA) to service the cash needs of the Company based upon "base" projections that approximate today's run rates. Andros alone provided $3.8 million of cash flow from operations in the four months ended July 31, 1996 ($11.5 million annualized). Furthermore, as evidenced by current financing discussions related to the merger, banks are very willing to participate in lending to the combined company at commercially attractive rates.

After all expenses, interest, taxes and capital expenditures are accounted for, the proposed bank agreement requires only a $4 million debt reduction in the first year while the company would have approximately $10 million available for this purpose using current run rate estimates, not some future projections. This provides a significant security buffer for the Company.

7. THE 13D GROUP BELIEVES THE AGREEMENT GIVES GENSTAR EFFECTIVE CONTROL OF THE COMPANY.

Genstar's primary interest will be increasing the value of the stock that they receive.

A 50/50 board insures that neither side will do something that will negatively impact stockholder value.

8. THE 13D GROUP QUESTIONS WHETHER GENSTAR SHOULD HAVE THAT MUCH CONTROL OF NOVAMETRIX.

Genstar's strategy is to identify undervalued operations, perform thorough due diligence and employ proven operating methods to achieve the objective of generating superior returns for investors. The Genstar principals have developed a successful record of creating value for investors by applying a combination of operational and financial leverage to companies which are not realizing their full potential.

Genstar had many alternatives related to their investment in Andros. They believe, as we do, that the combined company will provide a significant return to ALL Novametrix stockholders.


SOME FINAL POINTS

Novametrix believes that Andros is a terrific company with great people, solid products and a substantial market share. Genstar has removed Andros executives who, we believe, mistakenly increased spending well beyond Andros' ability to manage. Andros, through Genstar's guidance, now has reduced their overhead spending from $15.3 million annually to pre-1994 rates of $9 million annually. We believe that the combination of Novametrix and Andros provides our shareholders with an optimum opportunity to increase shareholder value while retaining the upside potential of the new products under development at both Novametrix and Andros.

We urge you NOT to vote the green proxy card which maintains the status quo.

We do urge you to vote the "WHITE" proxy card FOR the Novametrix proposals for accelerated growth.



This document contains forward-looking statements concerning post-merger operations of Novametrix. There are many factors that could cause actual results to differ materially from those in the forward-looking statements herein, including difficulties in integrating the operations of Andros and Novametrix, changes in the health care industry, more stringent regulation of medical device manufacturers, uncertainties regarding patents and other proprietary rights, intense competition and foreign currency fluctuations. No assurance can be given that Novametrix will fully realize the cost savings and revenue opportunities it expects from the merger. Novametrix does not presently intend to update publicly the foregoing forward-looking statements.